Exhibit (l)
[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]
December 14, 2007
Highland Credit Strategies Fund
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240

RE:	Highland Credit Strategies Fund
Registration Statement on Form N-2
Ladies and Gentlemen:
          We have acted as special counsel to Highland Credit Strategies Fund, a statutory trust created under the Delaware Statutory Trust Act (the “Trust”), in connection with the issuance and sale by the Trust of up to 11,535,615 shares of the Trust’s common shares of beneficial interest, par value $.001 per share (the “Common Shares”), pursuant to the exercise of rights (the “Rights”) to purchase Common Shares to be distributed to shareholders of the Trust (the “Offer”).
          This opinion is being furnished in accordance with the requirements of Item 25 of the Form N-2 registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).
          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:
          (a) the registration statement of the Trust on Form N-2 (File Nos. 333-147121 and 811-21869), as filed with the Commission on November 2, 2007, and as amended by Pre-Effective Amendment No. 1 thereto on December 10, 2007, and Pre-Effective Amendment No. 2 being filed herewith under the 1933 Act and the 1940 Act

Highland Credit Strategies Fund
December 14, 2007

(such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);
          (b) the form of the Dealer Manager Agreement (the “Dealer Manager Agreement”) proposed to be entered into among the Trust, as issuer, Highland Capital Management, L.P. as investment adviser to the Trust (the “Investment Adviser”), and UBS Securities LLC, as dealer manager (the “Dealer Manager”), filed as an exhibit to the Registration Statement;
          (c) a specimen certificate representing the Common Shares;
          (d) the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware on March 10, 2006, and the Amendment to the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware on February 5, 2007;
          (e) the Agreement and Declaration of Trust of the Trust, dated as of March 10, 2006 and certified by the Secretary of the Trust as currently in effect (the “Agreement and Declaration of Trust”);
          (f) the By-Laws of the Trust, dated as of March 10, 2006 and certified by the Secretary of the Trust as currently in effect; and
          (g) certain resolutions adopted by the Board of Trustees of the Trust (the “Board of Trustees”) relating to the Offer and related matters.
          We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We also have assumed that the Dealer Manager Agreement will be executed and delivered in substantially the form reviewed by us and that the share certificates representing the Common Shares will conform to the specimen examined by

Highland Credit Strategies Fund
December 14, 2007

us and will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.
          Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to any laws other than Delaware trust law. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.
          We advise you that the Firm has rendered legal advice to the Investment Adviser in connection with various matters.
          Based upon and subject to the foregoing, we are of the opinion that, when (i) the Registration Statement becomes effective under the 1933 Act and the 1940 Act; (ii) the Dealer Manager Agreement has been duly executed and delivered; and (iii) certificates representing the Common Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar, and have been delivered to and paid for by the Dealer Manager at a price per share not less than the per share par value of the Common Shares as contemplated by the Dealer Manager Agreement, the issuance and sale of the Common Shares will have been duly authorized, and the Common Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Agreement and Declaration of Trust).
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP